Exhibit 99.1

FOR IMMEDIATE RELEASE

THE BEARD COMPANY
Harvey Parkway, Suite 400
301 N. W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

THE BEARD COMPANY

ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER

AND FIRST NINE MONTHS OF 2008

GEOHEDRAL LLC COMPLETES $1.6 MILLION EQUITY RAISE TO FUND DRILLING PROGRAM AND OTHER EXPLORATORY ACTIVITIES

OKLAHOMA CITY, Oklahoma – November 19, 2008 - The Beard Company (OTCBB:BRCO) today reported net earnings of $1,642,000, or $0.16 per diluted share, for the nine months ended September 30, 2008, compared with a net loss of $1,630,000, or $0.28 per share, in the comparable 2007 period. Revenues increased 6% to $1,127,000 in the first nine months of 2008, versus $1,063,000 in the year-earlier period.

For the quarter ended September 30, 2008, the Company reported a net loss of $610,000, or $0.09 per share, versus a net loss of $446,000, or $0.08 per share, in the third quarter of 2007. Revenues decreased 10% to $376,000 in the most recent quarter, versus $415,000 in the prior-year period.

“The improvement in earnings during the first nine months of 2008 was primarily attributable to a gain of approximately $3.3 million on the sale of 35% of our interest in the McElmo Dome CO2 field in February,” noted Herb Mee, Jr., President of The Beard Company. “Despite selling a portion of McElmo Dome, our CO2 business segment recorded an operating profit of $278,000 and $832,000, respectively, in the third quarter and nine months ended September 30, 2008, versus $279,000 and $691,000, respectively, in the 2007 periods. While year-to-date operating results benefited from price increases in our CO2 segment, we expect fourth quarter operating results to reflect lower CO2 pricing, as our contracts are primarily tied to oil prices.”

“During August and September of this year we elected to force the conversion of approximately $2.8 million in outstanding 12% Convertible Subordinated Notes due in 2008 and 2010 into 2,764,000 shares of our common stock. As a result, our balance sheet was considerably strengthened by the elimination of $2.2 million in long-term debt and $558,300 in short-term debt, while shareholders’ equity increased by $2,763,600.”

“Our investment in Geohedral LLC increased the third quarter loss by $58,000 due to SEC regulations governing mining operations that required the writedown of our investment in

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this subsidiary. Based on the value of investment interests sold by Geohedral in a $1.6 million equity offering completed today, the Company’s 23.16% interest in Geohedral currently has a fair market value of approximately $3.5 million, versus a book value of $-0- on our balance sheet at September 30, 2008. The current fair market value does not, in our opinion, adequately reflect the potential value of Geohedral’s mineral reserves, which could be substantially greater. Geohedral recently drilled an initial series of widely-spaced exploratory holes on its staked claims in southern Alaska, which we believe are prospective for significant reserves of magnetite (iron ore), ilmenite (iron titanium oxide), and other minerals. Further information will be provided once these core samples have been assayed by an independent laboratory and analyzed by the independent reservoir and mining engineering firm Geohedral has selected,” concluded Mee.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

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THE BEARD COMPANY Results of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$ 376,000	$ 415,000	$ 1,127,000	$ 1,063,000
Expenses	532,000	486,000	1,457,000	1,399,000

Operating loss	(156,000)	(71,000)	(330,000)	(336,000)
Other income (expense)	(222,000)	(138,000)	2,720,000	(529,000)

Earnings (loss) from continuing operations
before income taxes	(378,000)	(209,000)	2,390,000	(865,000)
Income tax benefit (expense)	-	1,000	(25,000)	1,000

Earnings (loss) from continuing operations	(378,000)	(208,000)	2,365,000	(864,000)

Loss from discontinued operations	(232,000)	(238,000)	(723,000)	(766,000)

Net earnings (loss)	$(610,000)	$(446,000)	$ 1,642,000	$(1,630,000)

Net earnings (loss) per average common share outstanding(1):
Basic:
Earnings (loss) from continuing operations	$ (0.06)	$ (0.04)	$ 0.36	$ (0.15)
Loss from discontinued operations	$ (0.03)	$ (0.04)	$ (0.11)	$ (0.13)
Net earnings (loss)	$ (0.09)	$ (0.08)	$ 0.25	$ (0.28)

Net earnings (loss) per average common share outstanding(1):
Diluted:
Earnings (loss) from continuing operations	$ (0.06)	$ (0.04)	$ 0.23	$ (0.15)
Loss from discontinued operations	$ (0.03)	$ (0.04)	$ (0.07)	$ (0.13)
Net earnings (loss)	$ (0.09)	$ (0.08)	$ 0.16	$ (0.28)

Weighted average common shares outstanding:
Basic	7,019,000	5,925,000	6,534,000	5,868,000
Diluted	7,019,000	5,925,000	10,442,000	5,868,000
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(1)Basic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock, convertible notes and deferred stock compensation units were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of preferred stock, convertible notes, termination of our deferred stock compensation plans, or exercise of stock options and warrants as a result of losses in 2007 and 2008 as the effect would be anti-dilutive.

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